EXHIBIT 11


                             NB CAPITAL CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE


                                                 Three-month         Nine-month
                                                 period ended       period ended
                                                September 30,      September 30,
                                                     1998               1998


Net income                                   $     9,223,557    $     27,787,534


Deduct: Senior preferred
        stock and series A preferred
        stock dividends                            6,270,330          18,814,381
                                                 -----------        ------------


                                      (A)    $     2,953,227    $     8,973,153


Common share outstanding              (B)                100                100


Earning per share                    (A/B)   $     29,532.27    $     89,731.53